News Release

EXHIBIT 99.1
SM ENERGY DECLARES SEMI-ANNUAL CASH DIVIDEND

DENVER, CO April 9, 2020 - SM Energy Company (NYSE: SM) today announces that its Board of Directors has approved a semi-annual cash dividend of $0.01 per share of common stock outstanding. The dividend reflects a reduction for the current period consistent with the Company’s priority to manage cash flow in light of the unprecedented and volatile market conditions. The dividend will be paid on May 8, 2020, to stockholders of record as of the close of business on April 24, 2020. The Company currently has approximately 113.0 million shares of common stock outstanding.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

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